EXHIBIT NO. 11


                ROTARY POWER INTERNATIONAL, INC.
          COMPUTATION OF INCOME (LOSS) PER COMMON SHARE


                                                Three Months
                                               Ended March 31,

                                             1997            1996
PRIMARY

Shares outstanding, beginning of
  period                                  6,641,432    3,391,432

Weighted average number of shares
  issued, retired and issuable
  share equivalents                        (91,435)      600,000
                                        -----------  ------------
Weighted average number of common
  and common equivalent shares
  outstanding                             6,549,997    3,991,432

Net loss                                 $1,091,978    $(788,096)
                                        ============ ============
Net loss per                             $    (0.17)   $    (.20)
    common share                        ============ ============

FULLY DILUTED

Weighted average number of common
  and common equivalent shares
  outstanding as adjusted for
  full dilution                          6,549,997     3,475,698

Net loss                                $1,091,978     $(788,096)
                                       ============  ============
Net loss per                            $    (0.17)    $    (.23)
  common share                         ============  ============



These calculations are submitted in accordance with SEC requirements, although they are not in accordance with APB Opinion No. 15 because they are anti-dilutive.